Pangaea Logistics November 13, 2024

Corporate Speakers
•Stefan Neely; Vallum Advisors; Partner
•Mark Filanowski; Pangaea Logistics Solutions; Chief Executive Officer
•Gianni DelSignore; Pangaea Logistics Solutions; Chief Financial Officer
•Mads Petersen; Pangaea Logistics Solutions; Chief Operating Officer

Participants
•Liam Burke; B. Riley; Analyst
•Poe Fratt; AGP; Analyst
•Climent Molins; Value Investors; Analyst

PRESENTATION

Operator: Good morning. My name is [Shelby], and I’ll be your conference operator today. At this time I would like to welcome everyone to the Pangaea Logistics Solutions Third Quarter 2024 Earnings Teleconference.

Today's call is being recorded and will be available for replay beginning at 11:00 a.m. Eastern Standard Time. (Operator Instructions)

It is now my pleasure to turn the floor over to Stefan Neely with Vallum Advisors.

Stefan Neely: Thank you, Operator. And welcome to the Pangaea Logistics Solutions third quarter 2024 results conference call.

Leading the call with me today is CEO, Mark Filanowski; Chief Financial Officer, Gianni Del Signore; and COO, Mads Petersen. Today's discussion contains forward-looking statements about future business and financial expectations.

Actual results may differ significantly from those projected in today's forward-looking statements due to various risks and uncertainties including the risks described in our periodic reports filed with the SEC. Except as required by law, we undertake no obligation to update our forward-looking statements.

At the conclusion of our prepared remarks, we will open the line for questions.

With that, I would like to turn the call over to Mark.

Mark Filanowski: Thank you, Stefan. And welcome to those joining us on the call today.

After the market closed yesterday, we issued a release detailing our third quarter 2024 results.

During the third quarter, we continued to advance our value creation strategy through a combination of targeted fleet expansion, strong operational execution and accretive inorganic growth, all while continuing to deliver consistently strong financial results amid a seasonal peak in Arctic dry bulk demand.

As we announced in September, we've entered into a definitive agreement to merge 15 handysize dry bulk vessels owned by MT Maritime into our dry bulk fleet, which will number 41 ships after the transaction. This strategic acquisition is accretive to both our net asset value and also to our adjusted EBITDA.

Once complete, we expect that the MTM transaction will add materially to our annualized adjusted EBITDA.

We look forward to having the MTM transaction closed by year-end, subject to the approval of our shareholders, positioning Pangaea to deliver an expanded portfolio of services across a growing customer base in the year ahead.

And two weeks ago, we acquired the remaining 50% interest in our post-panamax ice class 1A vessels from a joint venture partner, solidifying our position in our ice class niche.

In addition to these two transactions, during the quarter ended September 30, we took delivery of two 58,000 deadweight ton sister ships built in 2016, which expanded our own fleet of vessels to 26 ships.

We also continued to make progress on the expansion of our terminal at stevedoring operations in the Port of Tampa. With the added scale provided by these transactions, we expect to materially increase both our shipping days and logistics operations at both new and existing ports of operation over the coming year, consistent with integrated shipping and logistics model.

Our asset-light cargo-centric model continues to leverage a combination of owned and chartered-in vessels, consistent with our long-term strategy, given fluctuations in global dry bulk capacity and demand, we believe our model provides superior durability, cost efficiency and scalability throughout the cycle with an emphasis on free cash generation and profitable growth.

For the third quarter of 2024, we reported adjusted net income and adjusted EBITDA of $11.1 million and $23.9 million, respectively.

Our adjusted EBITDA declined by approximately $4 million compared to last year, as market -- as lower market volatility flattened margins. Higher realized TCE rates and more shipping day activity helped to offset the decline.

Our third quarter represents the seasonal peak in activity across our niche Arctic trade routes and our ice class fleet was fully utilized during the quarter, which helped us to deliver TCE rates that exceeded the prevailing market by 19%.

At a macro level, the global demand for dry bulk remains strong and has proven to be resilient in the face of ongoing geopolitical disruption and softening economic activity in some regions. Nonetheless, as global supply of newbuild vessels remains constrained, we expect to see upward pressure on dry bulk rates over the near to intermediate term.

Looking ahead to the fourth quarter, we expect to see the typical seasonal slowing in dry bulk demand. Notably, due to wetter and warmer than normal weather conditions in the Arctic regions in which we operate, we do expect that Arctic demand in the fourth quarter will be less than what we experienced last year. Through today, we booked 3,378 shipping days and generated a TCE of $16,629 per day for the fourth quarter.

As we move into 2025, we will continue to exercise a balanced return-focused approach to capital allocation.

Our recent vessel acquisitions, fleet combination and JV buyout are a testament to our philosophy of deploying cash in a manner that creates sustainable returns on capital.

At the same time, we remain committed to maintaining a stable recurring quarterly cash dividend, consistent with our long-standing return of capital program.

Importantly, we believe our dividend policy is sustainable through the economic cycle, given the proven consistency of our business.

With that, I'll hand it over to Gianni for a discussion of our third quarter financial results.

Gianni DelSignore: Thank you, Mark. And welcome to those joining us on the call today.

Our third quarter financial results are highlighted by sustained TCE premiums relative to the prevailing market and strong free cash flow generation amid peak demand within our niche Arctic trade routes.

Third quarter TCE rates were approximately 16,324 per day, a premium of approximately 19% over the average published market rates for supramax and panamax vessels in the period, which was driven by strong fleet utilization within Arctic trade routes.

Our adjusted EBITDA for the third quarter was $23.9 million, a decline of $4 million relative to the prior year period.

Our adjusted EBITDA margin decreased 15.6% as higher charter hire expenses offset higher market rates and growth in total shipping days year-over-year.

Our total charter hire expense increased by more than 40% when compared to the third quarter of 2023 due to a 7% increase in total chartering days and a 30% increase in the prevailing market rates for panamax and supramax vessels.

Our charter-in cost on a per day basis was $14,494 in the third quarter of 2024. And through today, we've booked approximately 1,651 days at $14,271 per day. Vessel operating expenses, net of technical management fees, decreased by approximately 3% year-over-year from an average of $5,706 per day last year to $5,520 per day in the third quarter of '24.

For the nine-month period, vessel operating expenses, net of technical management fees remained relatively flat at $5,686 per day.

In total, our reported GAAP net income attributable to Pangaea for the third quarter was $5.1 million or $0.11 per diluted share compared to $18.9 million or $0.42 per diluted share in the third quarter of last year.

When excluding the impact of the unrealized losses from derivative instruments as well as other non-GAAP adjustments, our reported adjusted net income attributable to Pangaea during the quarter was $11.1 million or $0.24 per diluted share compared to $14.4 million or $0.32 per diluted share in the third quarter of last year.

Moving on to the cash flow statement. Total cash from operations increased by $12.1 million year-over-year to approximately $28.5 million due to improved cash generated by net working capital.

At quarter end, the company had $93.1 million in cash and total debt including finance lease obligations of approximately $293 million.

During the quarter, our overall interest expense increased 6.6% due to new debt facilities entered into during the period to finance the Bulk Brenton, the Bulk Patience and the Bulk Prudence vessels.

At the end of the third quarter, the ratio of net debt to trailing 12-month adjusted EBITDA was 2.5x.

In the near term, our capital allocation focus will continue to be on investing in our stevedoring logistics operations, expanding and refreshing our dry bulk fleet and repaying our debt.

We are also continuing to prioritize a consistent return of capital strategy as evidenced by our consistent dividend, which we believe can be sustained through the market cycle.

With that, we will now open the line for questions.

QUESTIONS AND ANSWERS
Operator: (Operator Instructions) And we'll take our first question from Liam Burke with B. Riley.

Liam Burke: Mark, you (inaudible) relative indices by 19% in the third quarter.

If you can look forward, and I don't want to anticipate a merger, but let's say we add the 50 handysize, is there any transition period? Or can you consistently outperform adding that many assets at one time?

Mark Filanowski: Thanks, Liam. We've thought a lot about this, and we're planning already to try to get those ships into our business plan as quickly as possible.

It won't be immediate. Those ships will be on voyages when we do take over the fleet.

We'll finish off those voyages and we'll begin to fix those ships that are already being fixed into businesses that are trying to match ours.

But yes, it will take a little bit of time to transition into our business in the way we operate the ships a little bit different than the way they are operated today.

Liam Burke: And then on the fourth quarter partials, you're out distancing the relative indices by 38%, even though you're down slightly year-over-year. You mentioned that the -- out in the market is not bad but not great. How do you see the second half of the quarter shaking out?

Mark Filanowski: I think it's generally trending down. The market is trending down, and we're seeing that a little bit in the fixtures that we're making.

If you look at the numbers we put out there, not going up in the first half. They're about flat with the third quarter, but the general market is trending down a little bit toward that first quarter.

That's always a little bit lower than the fourth quarter.

Operator: And we'll take our next question from Poe Fratt with AGP.

Poe Fratt: I have a couple of questions. First of all, can I just follow up on the transition period as you add the 15 handies.

Can you just give me a little more color on -- is that going to mean lower dampened profitability into the first quarter as you work through assimilating those handies into the fleet?

Mark Filanowski: No. I don't think it's dampened profitability, Paul.

It's that I don't think we can expect to move 15 ships directly into our business, which is -- does a lot of premium business immediately. Those ships have -- will be, like I said, on current voyages. They've got other customers to serve.

We've got to get to know those customers, introduce them to our capabilities.

But we hope within a short period of time that we'll be able to start to move the returns on those ships into a premium space above the market, like we do on our panamax fleet and our super and ultra fleets.

Poe Fratt: Okay. And then, Gianni, there's always something in the quarter that it's hard to calibrate this quarter.

It seemed like the TCE revenue was lower than expected not because of gross revenues, but because of voyage expenses being higher. Was there anything in particular in voyage expenses that hit during the quarter?

Gianni DelSignore: No. I don't think -- there's nothing specific. There wasn't one outlier that we could point to. So I think it was just a function of cost for the quarter.

But one thing on your question about the 15 handies, I do just want to point out that from a cost perspective, what we're looking at on these ships, they are currently financed at good levels and their breakevens are very reasonable in some cases, lower than the breakevens on some of our supers and panamaxes.

So I think from a profitability perspective, given the cost structure of those 15 handies, I think we're is -- certainly wouldn't dampen our profitability.

I think we're taking on ships at very good cost levels, both from a cash breakeven and from a P&L perspective.

So I think that is a function of incorporating them into our trading model that may take time, but we're not taking on vessels that would be at a higher breakeven levels than our current fleet of owned vessels.

Poe Fratt: Okay. Great. And then, Gianni, will there be higher G&A in the fourth quarter because of the transaction? Could you just sort of help me calibrate G&A for the fourth quarter and just the potential impact of the transaction?

Gianni DelSignore: No. There won't be higher G&A in the fourth quarter. The timing of the closing is looking like we're hoping, and it's all up in the air currently depending on the date of our shareholder meeting.

But assuming a close within December of 2024, the period post closing will be relatively short. And if you're referring to cost attributable to completing the transaction, those costs from an accounting perspective, would be capitalized in the cost of the vessel.

So the cash will be -- would not be -- it would not be an expense in the fourth quarter.

It would be capitalized as a cost of the transaction.

So I think our G&A run rate would be relatively consistent for Q4 as we've seen so far this year.

Poe Fratt: Yes. And the date has been set, right, December 6?

Gianni DelSignore: No. It has not been set. We filed a preliminary proxy, and we're just waiting to clear that. And then we would start setting dates -- the final dates. That was our preliminary estimate, but we're still...

Poe Fratt: Still moving around. Yes. It's still moving, but December six was the preliminary date in the proxy that was filed.

Gianni DelSignore: Correct.

Poe Fratt: Okay. And again, the shareholders are not approved in this transaction, they're just approving the issuance of stock that allows you to issue the stock to the seller.

Gianni DelSignore: Correct. Yes. The question that's being proposed is the issuance of stock.

So that's what's being voted on. Obviously it's being issued for this transaction. So we can assume that they're connected, but it's really just the proposal is just the issuance of the shares.

Poe Fratt: Yes. And then can you just help me understand your dry docking schedule for the fourth quarter of '24 and then looking out into 25?

Mads Petersen: Mads here. We will have four products in Q4. And for the next year, sort of a little bit depending on where we are, we could be looking at -- I'm just looking at a number here, six (inaudible)

Poe Fratt: And spread out pretty evenly just build them in over the course of the year...

Mads Petersen: Yes. That's roughly over the year. That includes a couple of intermediate dockings as well. So does the one of the ones we're doing in Q4. So they are a little bit shorter in nature.

Poe Fratt: Okay. Great. And then going back to your forward cover, you have 3,378 days booked, and that equates to about 37 vessels, 26 owned and then 11 chartered in to this point in the quarter.

What do you think your chartered-in fleet will land for the quarter?

Gianni DelSignore: So we're actually coming into the fourth quarter. I think our average fleet is around high 50s going into the quarter. I'm not sure we can calculate that number, Poe. think you -- that was just performance through yesterday is what we indicated. So that's not for the full quarter, obviously. But so far, yes, we did 3,378 days. We've chartered in 1,651 days for the fourth quarter.

But I think the fleet is averaging in the 50s still today, and I think we're expecting that for the balance of the fourth quarter.

Poe Fratt: Great. And then, Gianni, the comment was made, you had weather potential issues in the fourth quarter, lower demand in [Dardik]. Also the third quarter was impacted by lower volatility that flattened margins. Will that lower volatility, the flat margins still be prevalent in the fourth quarter?

Gianni DelSignore: I think the reference we're making there is if we look at entering Q4 of 2023, our cost to chartering was (inaudible). And the reason that was is there was volatility in prevailing rates in Q3 of '23 going into Q3 of '24. The market was in the 10s. And then in Q4 of '23, the market popped into the 16s.

So we did benefit from that upward volatility, whereas if we look at Q3 of -- sorry, Q2 of '24 going into Q3 of '24, the market was flat, very little volatility.

So what we were trying to point out was going into last year, Q3, we entered the Q3 from a lower market position benefiting our charter-in fleet.

Now our charter-in fleet still generated an $1,800 a day margin if you look at what we were paying versus what our average TCE was, but it did squeeze that charter-in margin a little bit from, I think, it was $4,000 a day in Q3 of '23 and it's about $1,800 a day in Q3 '24.

But going forward, yes, the market is trading a little bit flat, which is not a bad thing.

It's still trading at pretty decent levels. And we're -- the indication of our charter-in fleet was [14.2%]. So it's coming down a little bit from where it was in Q3 and '24, but it's pretty stable at around $14,000 a day and our TCE, we indicated was 16.6% versus 16.3% of Q3.

But the balance of the fourth quarter, Mark did make the comment, and it's been a little bit of slowness and -- but so far what we've done -- I mean those are just the numbers that we've actually booked through yesterday.

Poe Fratt: Sounds good. And then if I could just ask a question about the balance sheet. There's -- I noticed in the Q that there was in your other asset categories, Gianni, you had something called base stevedoring as an investment. And while it's small at $2.9 million, it's up over $1 million since the end of last year.

Is that the Tampa -- I think you might have the Tampa JV in there.

Is that -- can you just help me understand what base stevedoring is?

Gianni DelSignore: Yes. Base -- so we talk about our stevedoring business in Gramercy, discharging bauxite for one of our clients. Base stevedoring is our vehicle that owns the joint venture for that investment. And that is a function of our equity method income flowing into that account this year, which has been just the profits of that joint venture on an equity basis into that investment account.

So that, Poe, I'm not sure if you recall but that is the -- it's part of our -- fundamentally, it's part of our terminal and stevedoring business, but because it's a joint venture that is not consolidated, the income from that business is just recognized on our pro rata share in that base stevedoring account that's part of our other assets.

If we had consolidated that entity, what would happen is terminal revenue would go up and terminal expenses would go -- terminal and stevedoring expenses would go up and we would recognize the full P&L.

But because of the joint venture that's not consolidated, that account will fluctuate with the profitability of that joint venture. And it essentially is the undistributed earnings plus the initial capital we put into the company.

Poe Fratt: Great. And then can you -- whoever I'd like to address this, can you talk about the opportunities in the terminaling business? You highlighted that on the call that you're still looking for opportunities with the -- even with the handy acquisition, your dry powder is still very high.

Can you just talk about sort of the opportunities in the terminaling business as you look into '25?

Mads Petersen: Thanks for that question, Poe. I mean we are quite excited about the opportunities. And as we expand our presence in this space, we see more projects come along and both sort of that originates through our freight business, but also just start to come to (inaudible).

So we are working very hard to expand that portfolio.

We will get Tampa -- our operations to Tampa up and running next year, which will be a significant operation, and we are looking at a couple of other possibilities that we have pretty high hopes for.

So it's all pretty similar to what we do today. We like that link between our ocean freight offering and the stevedoring. So terminals in the sort of in the same shape or form as we do today. We're quite excited about what we're looking into there.

Operator: (Operator Instructions) We'll take our next question from Climent Molins with Value Investors.

Climent Molins: Most have already been covered -- most has already been covered, but I wanted to ask about the acquisition of (inaudible).

Could you talk a bit about the trade-off between exercising the option now instead of, let's say, in a year? And secondly, is there any potential to do something similar with NBH?

Mark Filanowski: We -- thanks, Climent. Interesting question. We did see an opportunity here to capture that interest in the post-panamax ships and clean up the balance sheet a little bit before year-end.

I thought it was -- it worked out well for us. It was the right timing for our partner. And we think it simplifies our story here and consolidates our assets in the ice-class trade.

On the NBHC deal, we think we have a very satisfied partner that's -- that entity has been going on now for over 10 years, and it's been profitable throughout.

If we do see an opportunity to purchase that additional share, we will pursue it.

But right now that's -- there's nothing on the table here that makes us have to do it.

Climent Molins: That's helpful. I also wanted to ask a bit about the strategy going forward on the services side. I mean it's been a strategic priority for you to grow that side of the business. But lately, you've mostly focused on acquiring ships.

Is there, let's say, any potential for bolt-on acquisitions going forward? Or should we expect the business to simply grow organically?

Mark Filanowski: We've been doing it organically for the most part. The acquisition of the host terminals in Port Everglades in Baltimore was an acquisition in an area that we weren't involved in, but we saw some potential. And we're realizing some of that potential with infrequent participation of our ocean fleet in those areas.

However, those terminals really are serviced more by handy fleet. And we hope to capitalize on the strategic fleet and its capabilities more in the Baltimore and the Port Everglades areas.

We are opening up the Tampa facility that we're building at this time next year, probably there's work going on there now. That will provide more opportunity to utilize both handy and supra voyages.

We've already got booked for next year, probably at least 20 or 25 voyages into Tampa.

So that's a real addition to that part of our business.

We're looking at other areas in Texas right now.

We hope to achieve a contract -- a long-term contract within the next few months in Southern Texas to do some stevedoring business for an important customer there.

So it's been mostly organic growth.

We haven't come to terms yet with buying a big piece of land to really expand that business, buying land is a lot more expensive than trying to do it little asset light and doing it with stevedoring licenses or renting space. Again, as we -- as Mads mentioned, as we get more and more into this business, we see more opportunities.

So that could come at some future point.

Operator: The Q&A has now concluded. I will now turn the program back over to Mark Filanowski for any additional or closing remarks.

Mark Filanowski: Thanks again for joining our call. Should you have any questions, please feel free to contact us at investors @pangaeals.com, and a member of our team will follow up with you. This concludes our call today. You may now disconnect.

Operator: Thank you. That concludes today's teleconference. Thank you for your participation. You may now disconnect.